Exhibit 3.3

Note: At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time, including as amended by the following certificate, became the bylaws of Atmel.

HERO ACQUISITION CORPORATION

CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned hereby certifies as follows:

1.           The undersigned is the duly elected, qualified, and acting Secretary of Hero Acquisition Corporation, a Delaware corporation (the “Company”).

2.           The first sentence of Section 5.1 of the Bylaws of the Company is hereby amended and restated as follows:

“Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.”

3.           Section 5.2 of the Bylaws of the Company is hereby amended and restated in its entirety as follows:

“5.2       Indemnification of Directors and Officers in Actions by or in the Right of the Company. Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

4.           The first paragraph of Section 5.5 of the Bylaws of the Company is hereby amended and restated as follows:

“Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending, testifying, or otherwise participating in, or preparing for, any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article V or the DGCL. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in section 5.6(ii) or 5.6(iii) prior to a determination that the person is not entitled to be indemnified by the Company.”

5.           Section 5.9 of the Bylaws of the Company is hereby amended and restated in its entirety as follows:

“5.9       Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.”

6.           Section 5.11 of the Bylaws of the Company is hereby amended and restated in its entirety as follows:

“5.11     Effect of Repeal or Modification. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of any Proceeding for which indemnification or advancement of expenses is sought.”

7.           The first sentence of Section 5.12 of the Bylaws of the Company is hereby amended and restated as follows:

“For purposes of this Article V, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.”

8.           The foregoing amendment was duly approved by the board of directors of the Company on March 31, 2016.

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IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 31st day of March, 2016.

/s/Kim van Herk
Kim van Herk, Secretary